EXHIBIT 3.3

CONVERTIBLE PROMISSORY NOTE AND WARRANTS

$_______________	Houston, Texas
__________ 2017

FOR VALUE RECEIVED, the undersigned maker(s) Muscle Maker, Inc, a California corporation having an address of 2200 Space Park Drive, Suite 310, Houston, Texas 77058 (“MMI”), (the “Borrower”), promises to pay to the order of _____________________, an individual investor having an address of ________________________________ (“Investor”), at such address or at such other place as the Investor or subsequent holder of this Promissory Note (the “Lender”) in the sum of ___________________, to be paid with interest of 10%.

1.	The note is convertible into the Borrower’s common stock at a 50% discount to the initial public offering price of MMI stock. For example, if the initial public offering price is $6.00 per share then the conversion price per share will be $3.00.

2.	10% interest with a term of 6 months if not converted. If not converted into common stock after 6 months, then the note plus the 10% interest amount will be repaid in full.

3.	The note carries 50% warrant coverage exercisable at the conversion price (see Exhibit A).

4.	The Borrower shall maintain the confidentiality of the provisions of this Convertible Promissory Note and shall not disclose any information regarding these matters to any person, except to their attorneys, accountants, financial advisors or taxing authorities as necessary.

5.	THIS PROMISSORY NOTE IS DELIVERED AND SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

6.	There will be no Prepayment penalty.

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be executed as an instrument under seal by its duly authorized officer as of the date first above written.

BORROWER:

Muscle Maker, Inc
WITNESS

By:
	Print Name:	Robert Morgan
	Its:	President

WITNESS	LENDER:

By:
Print Name: